Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

April 30, 2009 Seattle — Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s SEC filings and the Listing Prospectus authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information.

Please note that all the information disclosed in this press release primarily refers to the period March 1, 2009 through March 31, 2009.

Provisional financial information as of March 31, 2009 and EBITDA

The following information concerns the Company’s provisional (unaudited) results for the month ended March 31, 2009.

Such financial information represents estimates which, as such, are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic scenario which assumptions might or might not occur.

As a result of the transfer of all assets exclusively related to Zevalin RIT Oncology, LLC (“RIT Oncology”), a 50/50 joint venture with Spectrum Pharmaceuticals, Inc. (“Spectrum”) established on December 15, 2008, the Company no longer records sales related to Zevalin. Sales related to Zevalin and related commercial and development expenses are instead recorded by RIT Oncology. Accordingly, for the period beginning February 1 through March 15, 2009, revenue related to the sale of Zevalin was included in the Company’s share of the loss in the joint venture. As further described below, the Company announced on March 16, 2009 that it had completed the sale of its 50% membership interest in RIT Oncology to Spectrum. As a result, the Company fully divested its ownership in RIT Oncology and the Company no longer has an interest in RIT Oncology or Zevalin.

www.CellTherapeutics.com

The following table reports the Estimated Indication of a few relevant items referring to the statements of operations for the month ended March 31, 2009:

Estimated financial data of the company for the month ended March 31, 2009

The estimated and unaudited financial data of the Company as of March 31, 2009 compared with those for the previous month are shown below (amounts in thousands of US Dollars):

	February 28, 2009	March 31, 2009
Net revenue	$7	$6
Operating income (expense)	$(5,192)	$16,486
Profit /(Loss) from operations	$(5,185)	$3,989

Other income (expenses), net	$(434)	$1,316
Preferred Stock:
- Beneficial conversion feature	$—	$—
- Dividend	$(5)	$(18)
- Deemed Dividend	$(250)	$—
- Gain on restructuring of preferred stock	$2,135	$(19)

EBITDA	$(3,739)	$5,268

Depreciation and amortization	$(108)	$(249)
Make-whole interest expense	$(900)	$(945)
Amortization of debt discount and issuance costs	$(2,964)	$(1,639)
Interest expense	$(330)	$(774)

Net profit /(loss) attributable to common shareholders	$(8,041)	$1,661

Estimated Research and Development expenses were $1.9 million and $4.0 million for the months of February and March 2009, respectively.

Net financial indebtedness

The following table reports the estimated and unaudited net debt financial indebtedness of the Company as of February 28, 2009 and March 31, 2009, including the separate indication of the total financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant financial data are compared with those for the previous month (amounts in thousands of US dollars).

Net Financial Standing	February 28, 2009		March 31, 2009
Cash and cash equivalents		$1,358		$748
Restricted cash		$1,241		$—
Securities available-for-sale		$—		$—
Long term obligations, current portion		$(714)		$(723)
Net Financial Standing, current portion		$1,885		$25
	$		$
Senior subordinated notes		$(55,150)		$(55,150)
Long term obligations, less current portion		$(2,749)		$(2,683)
Convertible senior notes		$(67,695)		$(63,880)
Net Financial Standing, less current portion		$(125,594)		$(121,713)
Net Financial Indebtedness		$(123,709)		$(121,688)

The total estimated and unaudited net financial position of the Company as of March 31, 2009 is approximately a negative $121,688.

No portions of the Convertible Senior Subordinated and Convertible Senior Notes come due within the next twelve months.

www.CellTherapeutics.com

During the month of March 2009, the Company had no debt that matured, but had approximately $5.3 million principal amount of the Company’s 9% Convertible Senior Notes due 2012 converted at the option of the holder of such notes into 372,340 shares of common stock.

Outstanding notes and preferred shares

The following table discloses information on the Company’s convertible notes and preferred shares as of March 31, 2009, compared with the same information as of February 28, 2009:

Convertible Notes and Preferred Shares – March 31, 2009

Description	Maturity / Redemption Date	Principal/ Aggregated Stated Value Outstanding 28-Feb-09	Number of Common Stock Reserve as of February 28, 2009	Principal/ Aggregated Stated Value Outstanding 31-Mar-09	Number of Common Stock Reserve as of March 31, 2009
4% Convertible Senior Notes	1-Jul-10	55,150,000	102,129	55,150,000	102,129
6.75% Convertible Senior Notes	31-Oct-10	7,000,000	66,564	7,000,000	66,564
7.5% Convertible Senior Notes	30-Apr-11	33,458,000	400,257	33,458,000	400,257
5.75% Convertible Senior Notes	15-Dec-11	23,000,000	766,666	23,000,000	766,666
2008 Issuances
9% Convertible Senior Notes	4-Mar-12	5,585,000	396,099	335,000	23,759
10% Convertible Senior Notes	5-Dec-11	—	—	—	—

Totals		124,193,000	1,731,715	118,943,000	1,359,375

Description	Optional Redemption Date	Principal/ Aggregated Stated Value Outstanding 28-Feb-09	Number of Preferred Shares outstanding as of February 28, 2009	Principal/ Aggregated Stated Value Outstanding 31-Mar-09	Number of Preferred Shares outstanding as of March 31, 2009
Series A 3% Convertible Preferred Stock	12-Feb-09	100,000	100	100,000	100
Series B 3% Convertible Preferred Stock	16-Apr-09	—	—	—	—
Series C 3% Convertible Preferred Stock	27-Jul-09	—	—	—	—
Series D 7% Convertible Preferred Stock	3-Dec-09	1,000,000	1,000	1,000,000	1,000
Series F Convertible Preferred Stock	None	6,702,000	6,702	6,702,000	6,702

Totals		7,802,000	7,802	7,802,000	7,802

www.CellTherapeutics.com

Regulatory Matters and Products in Development

With respect to the period from March 1, 2009 through March 31, 2009, the Company has no additional information to disclose concerning regulatory matters and products in developments and has received no additional information from the EMEA or the U.S. Food and Drug Administration (FDA) regarding the request for the marketing of products other than what the Company publicly disclosed in its press release dated April 14, 2009 announcing the initiation of the submission of the rolling New Drug Application (NDA) to the FDA for pixantrone to treat relapsed or refractory aggressive non-Hodgkin’s lymphoma (NHL).

Corporate Transactions and Assignment of Assets

On March 15, 2009, the Company closed the transaction to sell its 50% ownership interest in RIT Oncology to Spectrum. CTI and Spectrum established RIT Oncology as a joint venture in December 2008 to develop and commercialize Zevalin in the United States. At that time, CTI contributed all assets owned by the Company and exclusively related to Zevalin to RIT Oncology and received (i) approximately $15 million, plus the right to receive up to $15 million in product sales milestone payments upon achievement of certain revenue targets and (ii) a 50% ownership interest in RIT Oncology. Under the terms of the operating agreement between the Company and Spectrum governing the joint venture (the “LLC Agreement”), the Company held an option to sell its 50% ownership interest in RIT Oncology to Spectrum.

In February 2009, the Company exercised that option and in March 2009, the Company closed the transaction to fully divest its ownership in RIT Oncology for approximately $16.5 million, of which approximately $6.5 million (less the amount of a consent fee paid to Biogen) was received on March 2, 2009, and following the closing, on March 16, 2009, Spectrum funded into escrow $10 million, of which $6.5 million was released to us on April 3, 2009. The remaining $3.5 million is subject to certain adjustments for, among other things, payables determined to be owed between the Company and RIT Oncology (the “Adjusted Amount”). Pursuant to the agreement governing the escrowed amount (the “Assignment Agreement”), the Company filed for arbitration to have the Adjusted Amount determined by an arbitrator because the Company and Spectrum were not able to mutually agree upon the Adjusted Amount.

With respect to the closing of the Bresso Research Center in Bresso, Italy, there is no material update other than what the Company publicly disclosed on February 27, 2009.

Exchange Listing Matters

On April 3, 2009, the Company issued a press release stating that it had received notice from The NASDAQ Stock Market indicating that the Company has evidenced compliance with all applicable requirements for continued listing on The NASDAQ Capital Market. The notice followed CTI’s compliance with the minimum $35 million market value of listed securities requirement for a minimum of ten consecutive trading days, as required by NASDAQ Marketplace Rule 5550(b) (formerly NASDAQ Marketplace Rule 4310(c)(3)).

www.CellTherapeutics.com

Update on Outstanding Shares

The numbers of shares of common stock issued and outstanding as of February 28, 2009 and March 31, 2009 were 321,839,696 and 329,477,484, respectively.

During the month of March 2009, the following transactions contributed to the change in our shares outstanding:

•	Conversions of the Company’s 9% Convertible Senior Notes, which resulted in the issuance of 372,340 shares.

•	The issuance of 7,291,592 shares relating to stock awards under the Company’s 2007 Equity Incentive Plan.

•	The cancellation of 26,144 shares under the Company’s 2007 Equity Incentive Plan.

The Company is not aware of any agreement for the resale of its shares on the MTA nor of the modalities by means of which shares were or will be resold.

Debt Restructuring Program

On March 30, 2009, approximately $5.3 million principal amount of the Company’s 9% Convertible Senior Notes due 2012 were converted at the option of the holder of such notes into 372,340 shares of common stock. On April 1 and 2, 2009, all of the Company’s Series F Preferred Stock was converted into 47,871,425 shares of common stock. On April 7, 2009, the Company issued 288,517 shares of common stock in exchange for 100 shares of outstanding Series A 3% Convertible Preferred Stock and associated warrants to purchase 747 shares of common stock. On April 17, 2009, the Company issued 3,452,493 shares of common stock in exchange for 1,000 shares of outstanding Series D 7% Convertible Preferred Stock and associated warrants to purchase 19,138 shares of common stock. On April 13, 2009, the Company sold 15,000 shares of Series 1 Preferred Stock and warrants to purchase common stock for $15 million cash. The holder subsequently converted all of the shares of such Series 1 Preferred Stock into 50,000,000 shares of common stock. Additionally, subsequent to the initial transaction, the investor exercised the right to purchase an additional 5,000 shares of Series 1 Preferred Stock for $5 million, whose right was disclosed in the April 13, 2009 press release, and has converted all of the shares of the additional Series 1 Preferred Stock into 16,666,667 shares of our common stock. As of April 28, 2009, the Company has no shares of any series of the Company’s Preferred Stock issued and outstanding.

The Company believes it is in compliance with the covenants on each series of its outstanding convertible notes and that it was in compliance with the covenants on all the series of its preferred stock that were outstanding before the aforesaid conversions and exchanges.

The Company, in March 2009, neither issued any new debt instruments nor bought any debt instruments already issued by the Company.

Information about the capacity of the Company to sustain its financial needs

As disclosed in the press release dated April 6, 2009, the Company received $6.5 million in gross proceeds from Spectrum as part of the agreement to sell the remaining interest in Zevalin to Spectrum. Additionally, on April 13, 2009 the Company received $15 million in gross proceeds from the sale of 15,000 shares of Series 1 Preferred Stock and associated warrants to purchase common stock. Subsequent to the initial purchase, the Company has received $5 million in gross proceeds from the sale of 5,000 shares of Series 1 Preferred Stock upon exercise of the right to purchase such shares by the investor. Additionally, as summarized in the press release issued February 27, 2009 the Company has taken steps that it expects will significantly reduce its net operating cost and intends to continue to pursue product partnerships to generate operating capital, as well as other sources of financing.

www.CellTherapeutics.com

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results. The risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant; that the Company may be unable to commence a contemplated tender offer or complete a contemplated tender offer; the Company’s operating expenses continue to exceed its net revenues; that the Company may not be able to further reduce its operating expenses; that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation; that the information presented herein with respect to the Company’s convertible notes and convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and convertible preferred stock prepared in accordance with US GAAP in its periodic reports on Form 10-K and Form 10-Q; as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

###

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com